UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

[ ]Form 10-K    [ ]Form 20-F     [ ]Form 11-K    [X] Form 10-Q    [ ]Form N-SAR

For Period Ended:  9-30-05                                       SEC File Number
                                                                     0-25097

[ ]Transition Report on Form 10-K                                 CUSIP Number
[ ]Transition Report on Form 20-F                                  00764G 10 0
[ ]Transition Report on Form 11-K
[X]Transition Report on Form 10-Q
[ ]Transition Report on Form N-SAR

For the Transition Period Ended: 9-30-05

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant:

              WORLD ENERGY SOLUTIONS, INC.

Former Name if Applicable:

              ADVANCED 3-D ULTRASOUND SERVICES, INC.

Address of Principal Executive Office (Street and Number)

             3900A 31st Street North

City State and Zip Code

              St. Petersburg, Florida 33714

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a)  The reasons  described  in  reasonable  detail in Part III of this
       |      form  could  not be  eliminated  without  unreasonable  effort  or
       |      expense;
       |
       | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, 11-K or Form N-SAR or portion thereof,
  [X]  |      will be filed on or before the  fifteenth  calendar day  following
       | the prescribed due date; or the subject quarterly report of | transition report on Form 10-Q, or portion thereof will be filed | on or before the fifth calendar day following the prescribed due
       |      date; and
       |
       | (c)  The  accountant's  statement  or other  exhibit  required  by Rule
       |      12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period of time.

     Registrant requires additional time to properly reflect its merger with Professional Technical Systems, Inc.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                Bruce Brashear               352-336-0800

(2) Have all other periodic reports required under Section 13 of 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ]Yes [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Name of Registrant as Specified in Charter:   WORLD ENERGY SOLUTIONS, INC.

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 14, 2005                          /s/ Benjamin C. Croxton
                                                  ---------------------------
                                                  By:  Benjamin C. Croxton
                                                       CEO/CFO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the state is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.